TYSON FOODS' SEGMENTS DELIVER RECORD RESULTS
AS FIRST QUARTER EARNINGS SOAR 49% TO $1.15
Springdale, Arkansas – February 5, 2016 – Tyson Foods, Inc. (NYSE: TSN), today reported the following results:

(in millions, except per share data)	First Quarter
	2016	2015
Sales	$9,152	$10,817
Operating Income	776	509

Net Income	461	310
Less: Net Income (Loss) Attributable to Noncontrolling Interests	—	1
Net Income Attributable to Tyson	$461	$309

Net Income Per Share Attributable to Tyson	$1.15	$0.74

Adjusted¹ Operating Income	$776	$564

Adjusted¹ Net Income Per Share Attributable to Tyson	$1.15	$0.77
¹Adjusted operating income and adjusted net income per share attributable to Tyson are explained and reconciled to a comparable GAAP measure at the end of this release.
First Quarter Highlights

•	All segments' operating margins in or above normalized ranges

•	Record operating income up 38% to $776 million compared to Q1'15 adjusted results

•	Record total company operating margin of 8.5%

◦	Record Chicken segment operating margin at 13.6%

◦	Record Prepared Foods segment operating margin at 10.9%

◦	Pork segment operating margin at 13.0%

•	Record cash flows from operations of $1.1 billion

•	Captured $121 million in total synergies; $61 million incremental synergies over Q1'15

•	Repurchased 6.4 million shares for $300 million, excluding shares repurchased to offset dilution from our equity compensation plan

•	On February 4, 2016, our Board of Directors approved an increase of 50 million shares authorized for repurchase under our share repurchase program

“Fiscal 2016 is off to a very strong start in what we expect to be another record year,” said Donnie Smith, president and chief executive officer of Tyson Foods. “Solid execution across the entire team resulted in record earnings, record operating income, record margins and record cash flows. We captured $121 million in total synergies for the quarter, with $61 million incremental to fiscal first quarter 2015.
“Our on-going efforts to invest in and grow our Core 9 product lines are paying off as sales volume for the most recent four week period was up 4%. The Core 9 product lines represent our strongest brands, greatest pricing power and best category growth opportunities and are major contributors to volume and profitability in the retail channel,” Smith said. The Core 9 is composed of nine retail product lines in the Tyson®, Jimmy Dean®, Hillshire Farm®, Ball Park®, State Fair® and Aidells® brands.
“Record cash flows of $1.1 billion allowed for $300 million of share repurchases in the quarter,” Smith said. “We've repurchased $550 million of our shares in the past two quarters, plus an additional $200 million to date in the second quarter of fiscal 2016. Given the pace of our stock buy backs, our board of directors increased our repurchase authorization by 50 million shares.
“Due to our strong results in the first quarter and our positive outlook on the rest of the year, we are raising our fiscal 2016 earnings guidance to $3.85 - $3.95 per share. We have a consumer-relevant portfolio packed with advantaged brands in advantaged categories, we have a superior supply chain, and we have a high-performing team focused on execution. I’m really excited about what’s ahead.”

SEGMENT RESULTS (in millions)

Sales
(for the first quarter ended January 2, 2016, and December 27, 2014)
	First Quarter
			Volume	Avg. Price
	2016	2015	Change	Change
Chicken	$2,636	$2,780	(0.5)%	(4.7)%
Beef	3,614	4,391	(3.8)%	(14.4)%
Pork	1,213	1,540	(2.2)%	(19.5)%
Prepared Foods	1,896	2,133	(7.7)%	(3.6)%
Other	99	305	(67.8)%	0.6%
Intersegment Sales	(306)	(332)	n/a	n/a
Total	$9,152	$10,817	(6.8)%	(9.2)%
Note: Excluding the fiscal 2015 divestitures of our chicken operations in Brazil and Mexico, along with our Heinold Hog Markets business, total company volume declined 1.1%.

Operating Income (Loss)
(for the first quarter ended January 2, 2016, and December 27, 2014)
	First Quarter
			Operating Margin
	2016	2015	2016	2015
Chicken	$358	$351	13.6%	12.6%
Beef	71	(6)	2.0%	(0.1)%
Pork	158	122	13.0%	7.9%
Prepared Foods	207	71	10.9%	3.3%
Other	(18)	(29)	n/a	n/a
Total	$776	$509	8.5%	4.7%
Note: In the fourth quarter of fiscal 2015 we began reporting the International segment in Other due to the sale of our Mexico and Brazil chicken production operations in fiscal 2015. As a result, Other includes our foreign chicken production operations in China and India, in addition to third-party merger and integration costs. All periods presented have been reclassified to reflect this change. Chicken, Beef, Pork and Prepared Foods were not impacted by this change.
Adjusted Segment Results (in millions)

Adjusted Operating Income (Loss)
(for the first quarter ended January 2, 2016, and December 27, 2014)
	First Quarter
			Adjusted Operating Margin
	2016	2015	2016	2015
Chicken	$358	$351	13.6%	12.6%
Beef	71	(6)	2.0%	(0.1)%
Pork	158	122	13.0%	7.9%
Prepared Foods	207	111	10.9%	5.2%
Other	(18)	(14)	n/a	n/a
Total	$776	$564	8.5%	5.2%

Adjustments to Segments for the first quarter of fiscal 2015

•	Prepared Foods operating income was adjusted for the following:

◦	Increase of $36 million of ongoing costs related to a legacy Hillshire Brands plant fire.

◦	Increase of $4 million related to merger and integration costs.

•	Other operating income was adjusted for the following:

◦	Increase of $15 million related to merger and integration costs.

Adjusted operating income and adjusted operating margin are presented as supplementary financial measurements in the evaluation of our business. We believe the presentation of adjusted operating income and adjusted operating margin helps investors assess our financial performance from period to period and enhances understanding of our financial performance; however, adjusted operating income and adjusted operating margin may not be comparable to those of other companies in our industry, which limits the usefulness as comparative measures. Adjusted operating income and adjusted operating margin are not measures required by or calculated in accordance with GAAP and should not be considered as substitutes for any measures of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally in making investment decisions.
Summary of Segment Results

•
Chicken - Sales volume decreased as a result of optimizing mix and our buy versus grow strategy, partially offset by an increase in rendered product sales. Average sales price decreased as feed ingredient costs declined, partially offset by mix changes. Operating income increased due to improved operational execution and lower feed ingredient costs. Feed costs decreased $60 million during the first quarter of fiscal 2016.

•
Beef - Sales volume decreased due to a reduction in live cattle processed primarily due to the closure of our Denison, Iowa, facility in the fourth quarter of fiscal 2015. Average sales price decreased due to higher domestic availability of fed cattle supplies, which drove down livestock costs. Operating income increased due to more favorable market conditions associated with an increase in supply which drove down fed cattle costs.

•
Pork - Sales volume decreased due to the divestiture of our Heinold Hog Markets business in the first quarter of fiscal 2015. Excluding the impact of the divestiture, our sales volume grew 5.5% for the first quarter of fiscal 2016, driven by better demand for our pork products. Live hog supplies increased, which drove down livestock cost and average sales price. Operating income remained strong as we maximized our revenues relative to live hog markets and due to better plant utilization associated with higher volumes.

•
Prepared Foods - Sales volume decreased due to a change in sales mix in addition to the avian influenza impact on our turkey operations. Average sales price decreased primarily due to a decline in input costs, partially offset by a change in product mix. Operating income improved due to mix changes as well as lower input costs of approximately $125 million. Additionally, Prepared Foods operating income was positively impacted by $95 million in synergies, of which $40 million was incremental synergies in the first quarter of fiscal 2016 above the $55 million of synergies realized in the first quarter of fiscal 2015.

Outlook
In fiscal 2016, we expect domestic protein production (chicken, beef, pork and turkey) to increase approximately 2-3% from fiscal 2015 levels and moderate export growth. As a result, increased domestic availability could pressure protein pricing. As we proceed with the integration of Hillshire Brands, we expect to realize incremental synergies in excess of $200 million above the amount of synergies realized in fiscal 2015. In total, we expect synergies of more than $500 million in fiscal 2016 and more than $700 million in fiscal 2017 from the acquisition as well as our profit improvement plan for our legacy Prepared Foods business. The majority of these benefits will be realized in our Prepared Foods segment. The following is a summary of the outlook for each of our segments, as well as an outlook on sales, capital expenditures, net interest expense, liquidity and share repurchases for fiscal 2016.

•
Chicken – USDA data shows an increase in chicken production around 1-2% in fiscal 2016 compared to fiscal 2015. Based on current futures prices, we expect lower feed costs in fiscal 2016 compared to fiscal 2015 of approximately $200 million. Many of our sales contracts are formula based or shorter-term in nature, but there may be a lag time for price changes to take effect. For fiscal 2016, we now believe our Chicken segment's operating margin should be more than 11%, up from our previous estimate of more than 10%.

•
Beef – We expect industry fed cattle supplies to be slightly higher in fiscal 2016 compared to fiscal 2015. Although we generally expect adequate supplies in regions we operate our plants, there may be periods of imbalance of fed cattle supply and demand. For fiscal 2016, we believe our Beef segment's operating margin should be at or above the low end of its normalized range of 1.5-3.0%.

•
Pork – We expect industry hog supplies to increase around 2-3% in fiscal 2016 compared to fiscal 2015. For fiscal 2016, we now believe our Pork segment's operating margin should be above its normalized range of 6-8%, up from our previous estimate of within the range.

•
Prepared Foods – We expect lower raw material costs of approximately $250 million in fiscal 2016. As we continue to invest heavily in innovation, new product launches and the strengthening of our brands, we believe the operating margin of our Prepared Foods segment should be near the low-end of its normalized range of 10-12% in fiscal 2016.

•
Other – Other includes our foreign operations related to raising and processing live chickens in China and India in addition to third-party merger and integration costs. We now expect Other operating loss should be approximately $70 million in fiscal 2016.

•	Sales – We believe sales will approximate $37 billion. This is down from our previous estimate of $41 billion due to declines in beef, pork and feed prices.

•	Capital Expenditures – We expect capital expenditures to approximate $900 million for fiscal 2016.

•	Net Interest Expense – We expect net interest expense to approximate $245 million for fiscal 2016, which is down from our previous estimate of $255 million due to lower estimated debt balances.

•
Liquidity – We expect total liquidity, which was $2.4 billion at January 2, 2016, to remain above our minimum liquidity target of $1.2 billion. Liquidity at the end of the first quarter was enhanced by cash held for payments deferred to calendar 2016 by livestock suppliers as well as cash held for the retirement of the $638 million notes due in the second quarter of fiscal 2016.

•
Share Repurchases – In fiscal 2016, we expect to increase share repurchases under our share repurchase program. As of January 2, 2016, 13.5 million shares remain authorized for repurchases. On February 4, 2016, our Board of Directors approved an increase of 50 million shares authorized for repurchase under our share repurchase program. The timing and extent to which we repurchase shares will depend upon, among other things, our working capital needs, market conditions, liquidity targets, our debt obligations and regulatory requirements. During the second quarter of fiscal 2016 to date, we repurchased approximately 3.9 million shares for $200 million, excluding shares repurchased to offset dilution from our equity compensation plans.

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	January 2, 2016	December 27, 2014
Sales	$9,152	$10,817
Cost of Sales	7,951	9,861
Gross Profit	1,201	956

Selling, General and Administrative	425	447
Operating Income	776	509
Other (Income) Expense:
Interest income	(2)	(2)
Interest expense	67	77
Other, net	(1)	(1)
Total Other (Income) Expense	64	74
Income before Income Taxes	712	435
Income Tax Expense	251	125
Net Income	461	310
Less: Net Income (Loss) Attributable to Noncontrolling Interests	—	1
Net Income Attributable to Tyson	$461	$309
Weighted Average Shares Outstanding:
Class A Basic	325	336
Class B Basic	70	70
Diluted	400	416
Net Income Per Share Attributable to Tyson:
Class A Basic	$1.18	$0.77
Class B Basic	$1.09	$0.71
Diluted	$1.15	$0.74
Dividends Declared Per Share:
Class A	$0.200	$0.125
Class B	$0.180	$0.113

Sales Growth	(15.4)%
Margins: (Percent of Sales)
Gross Profit	13.1%	8.8%
Operating Income	8.5%	4.7%
Net Income Attributable to Tyson	5.0%	2.9%
Effective Tax Rate	35.2%	28.8%

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	January 2, 2016	October 3, 2015
Assets
Current Assets:
Cash and cash equivalents	$1,187	$688
Accounts receivable, net	1,514	1,620
Inventories	2,818	2,878
Other current assets	158	195
Total Current Assets	5,677	5,381
Net Property, Plant and Equipment	5,184	5,176
Goodwill	6,669	6,667
Intangible Assets, net	5,145	5,168
Other Assets	615	612
Total Assets	$23,290	$23,004

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$717	$715
Accounts payable	1,781	1,662
Other current liabilities	1,170	1,158
Total Current Liabilities	3,668	3,535
Long-Term Debt	5,988	6,010
Deferred Income Taxes	2,514	2,449
Other Liabilities	1,343	1,304

Total Tyson Shareholders’ Equity	9,762	9,691
Noncontrolling Interests	15	15
Total Shareholders’ Equity	9,777	9,706

Total Liabilities and Shareholders’ Equity	$23,290	$23,004

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months
	January 2, 2016	December 27, 2014
Cash Flows From Operating Activities:
Net income	$461	$310
Depreciation and amortization	172	175
Deferred income taxes	69	11
Other, net	(1)	6
Net changes in operating assets and liabilities	394	310
Cash Provided by Operating Activities	1,095	812

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(188)	(231)
Purchases of marketable securities	(12)	(10)
Proceeds from sale of marketable securities	10	7
Proceeds from sale of businesses	—	142
Other, net	(1)	3
Cash Used for Investing Activities	(191)	(89)

Cash Flows From Financing Activities:
Payments on debt	(20)	(668)
Purchases of Tyson Class A common stock	(387)	(91)
Dividends	(54)	(37)
Stock options exercised	34	16
Other, net	23	5
Cash Used for Financing Activities	(404)	(775)
Effect of Exchange Rate Changes on Cash	(1)	(5)
Increase (Decrease) in Cash and Cash Equivalents	499	(57)
Cash and Cash Equivalents at Beginning of Year	688	438
Cash and Cash Equivalents at End of Period	$1,187	$381

TYSON FOODS, INC.
EBITDA Reconciliations
(In millions)
(Unaudited)

	Three Months Ended		Fiscal Year Ended (a)	Twelve Months Ended (a)
	January 2, 2016	December 27, 2014	October 3, 2015	January 2, 2016

Net income	$461	$310	$1,224	$1,375
Less: Interest income	(2)	(2)	(9)	(9)
Add: Interest expense	67	77	293	283
Add: Income tax expense	251	125	697	823
Add: Depreciation	151	148	609	612
Add: Amortization (b)	19	23	92	88
EBITDA	$947	$681	$2,906	$3,172

Adjustments to EBITDA:
Add: China impairment	$—	—	169	169
Add: Merger and integration costs	—	19	57	38
Add: Prepared Foods network optimization impairment charges	—	—	59	59
Add: Denison plant closure	—	—	12	12
Add: Costs (insurance proceeds, net of costs) related to a legacy Hillshire Brands plant fire	—	36	(8)	(44)
Less: Gain on sale of the Mexico operation	—	—	(161)	(161)
Less: Gain on sale of equity securities	—	—	(21)	(21)
Total Adjusted EBITDA	$947	$736	$3,013	$3,224

Total gross debt			$6,725	$6,705
Less: Cash and cash equivalents			(688)	(1,187)
Less: Short-term investments			(2)	(2)
Total net debt			$6,035	$5,516

Ratio Calculations:
Gross debt/EBITDA			2.3x	2.1x
Net debt/EBITDA			2.1x	1.7x

Gross debt/Adjusted EBITDA			2.2x	2.1x
Net debt/Adjusted EBITDA			2.0x	1.7x

(a)	Adjusted EBITDA for fiscal year ended October 3, 2015 and twelve months ended January 2, 2016 was based on 53-weeks due to an additional week in the fourth quarter of fiscal 2015.

(b)
Excludes the amortization of debt discount expense of $2 million and $4 million for the three months ended January 2, 2016, and December 27, 2014, respectively, $10 million for the fiscal year ended October 3, 2015, and $8 million for the twelve months ended January 2, 2016, as it is included in Interest expense.

EBITDA is defined as net income before interest, income taxes, depreciation and amortization. Net debt to EBITDA (and to Adjusted EBITDA) represents the ratio of our debt, net of cash and short-term investments, to EBITDA (and to Adjusted EBITDA). EBITDA, Adjusted EBITDA, net debt to EBITDA and net debt to Adjusted EBITDA are presented as supplemental financial measurements in the evaluation of our business. Adjusted EBITDA is a tool intended to assist our management and investors in comparing our performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations on an ongoing basis.

We believe the presentation of these financial measures helps management and investors to assess our operating performance from period to period, including our ability to generate earnings sufficient to service our debt, and enhances understanding of our financial performance and highlights operational trends. These measures are widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies; however, the measurements of EBITDA (and Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA) may not be comparable to those of other companies, which limits their usefulness as comparative measures. EBITDA (and Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA) are not measures required by or calculated in accordance with generally accepted accounting principles (GAAP) and should not be considered as substitutes for net income or any other measure of financial performance reported in accordance with GAAP or as a measure of operating cash flow or liquidity. EBITDA (and Adjusted EBITDA) is a useful tool for assessing, but is not a reliable indicator of, our ability to generate cash to service our debt obligations because certain of the items added to net income to determine EBITDA (and Adjusted EBITDA) involve outlays of cash. As a result, actual cash available to service our debt obligations will be different from EBITDA (and Adjusted EBITDA). Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions.

TYSON FOODS, INC.
EPS Reconciliations
(In millions, except per share data)
(Unaudited)

	First Quarter
	Pre-Tax Impact		EPS Impact
	2016	2015	2016	2015

Reported net income per share attributable to Tyson			$1.15	$0.74

Add: Costs related to a legacy Hillshire Brands plant fire	$—	$36	—	0.06

Add: Merger and integration costs	$—	$19	—	0.03

Less: Recognition of previously unrecognized tax benefit	$—	$—	—	(0.06)

Adjusted net income per share attributable to Tyson			$1.15	$0.77
Adjusted net income per share attributable to Tyson (adjusted EPS) is presented as a supplementary financial measurement in the evaluation of our business. We believe the presentation of adjusted EPS helps investors to assess our financial performance from period to period and enhances understanding of our financial performance; however, adjusted EPS may not be comparable to those of other companies in our industry, which limits the usefulness as comparative measures. Adjusted EPS is not a measure required by or calculated in accordance with GAAP and should not be considered as a substitute for any measure of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions.

TYSON FOODS, INC.
Operating Income Reconciliation
(In millions)
(Unaudited)

	First Quarter
	2016	2015

Reported operating income	$776	$509

Add: Merger and integration costs	—	19

Add: Costs related to a legacy Hillshire Brands plant fire	—	36

Adjusted operating income	$776	$564

Adjusted operating income is presented as a supplementary financial measurement in the evaluation of our business. We believe the presentation of adjusted operating income helps investors assess our financial performance from period to period and enhances understanding of our financial performance; however, adjusted operating income may not be comparable to those of other companies in our industry, which limits the usefulness as comparative measures. Adjusted operating income is not a measure required by or calculated in accordance with GAAP and should not be considered as a substitute for any measure of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally in making investment decisions.

Tyson Foods, Inc., with headquarters in Springdale, Arkansas, is one of the world's largest food companies with leading brands such as Tyson®, Jimmy Dean®, Hillshire Farm®, Sara Lee®,  Ball Park®, Wright®, Aidells® and State Fair®. It’s a recognized market leader in chicken, beef and pork as well as prepared foods, including bacon, breakfast sausage, turkey, lunchmeat, hot dogs, pizza crusts and toppings, tortillas and desserts. The company supplies retail and foodservice customers throughout the United States and approximately 130 countries. Tyson Foods was founded in 1935 by John W. Tyson, whose family has continued to lead the business with his son, Don Tyson, guiding the company for many years and grandson, John H. Tyson, serving as the current chairman of the board of directors. At October 3, 2015, the company had approximately 113,000 Team Members employed at more than 400 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson Foods strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

A conference call to discuss the Company's financial results will be held at 9 a.m. eastern Friday, February 5, 2016. To listen live via telephone, call 888-455-8283. International callers dial 1-210-839-8865. The pass code "Tyson Foods" will be required to join the call. If you are unable to listen to the live webcast, it will be archived for one year at http://ir.tyson.com. A telephone replay will be available through March 5, 2016 at 866-507-3595. International callers may access the replay at 1-203-369-1890. The live webcast, as well as the replay, will be available on the Internet at http://ir.tyson.com. Financial information, such as this news release, as well as other supplemental data, can be accessed from the Company's web site at http://ir.tyson.com.

To download TSN’s free investor relations app, which offers access to SEC filings, news releases, transcripts, webcasts and presentations, please visit the App Store for iPhone and iPad or Google Play for Android mobile devices.
Forward-Looking Statements
Certain information contained in the press release may constitute forward-looking statements, such as statements relating to expected performance, and including, but not limited to, statements appearing in the “Outlook” section. These forward-looking statements are subject to a number of factors and uncertainties which could cause our actual results and experiences to differ materially from the anticipated results and expectations expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) the effect of, or changes in, general economic conditions; (ii) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (iii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (iv) successful rationalization of existing facilities and operating efficiencies of the facilities; (v) risks associated with our commodity purchasing activities; (vi) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (vii) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (viii) changes in availability and relative costs of labor and contract growers and our ability to maintain good relationships with employees, labor unions, contract growers and independent producers providing us livestock; (ix) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (x) changes in consumer preference and diets and our ability to identify and react to consumer trends; (xi) significant marketing plan changes by large customers or loss of one or more large customers; (xii) adverse results from litigation; (xiii) impacts on our operations caused by factors and forces beyond our control, such as natural disasters, fire, bioterrorism, pandemics or extreme weather; (xiv) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xv) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xvi) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (xvii) failures or security breaches of our information technology systems; (xviii) effectiveness of advertising and marketing programs; and (xix) those factors listed under Item 1A. “Risk Factors” included in our Annual Report filed on Form 10-K for the period ended October 3, 2015.

Media Contact: Gary Mickelson, 479-290-6111
Investor Contact: Jon Kathol, 479-290-4235